Exhibit 5.1

16 October 2008

Diageo plc	Your reference
8 Henrietta Place
London W1G 0NB	Our reference
United Kingdom	SRBP/GGB
Direct line
020 7090 3650

Dear Sirs,

THE DIAGEO PLC 2008 PERFORMANCE SHARE PLAN
THE DIAGEO PLC 2008 SENIOR EXECUTIVE SHARE OPTION PLAN

(each a “Share Plan” and, together, the “Share Plans”)

We have acted as English legal advisers to Diageo plc (the “Company”) and are giving this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company to be filed with the United States Securities and Exchange Commission (the “SEC”) on or around 16 October 2008. We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

For the purposes of this opinion, we have examined copies of:-

1.               the Memorandum and Articles of Association of the Company certified as true, complete and up-to-date by the deputy secretary of the company;

2.               the rules of the Share Plans (the “Rules”);

3.               the Registration Statement;

4.               the deputy secretary’s certificate dated 16 October 2008 in respect of the Company (the “Deputy Secretary’s Certificate”); and

5.               entries shown on CH Direct print outs obtained by us from the Companies House database at 10 a.m. on 16 October 2008 of the file of the Company maintained at Companies House (the “Company Searches”).

This letter sets out our opinion on certain matters of the law of England and Wales as at today’s date. We have not made an investigation of, and do not express any opinion on, any other law. This letter is to be construed in accordance with the law of England and Wales.

In giving this opinion we have assumed:

(i)                                 the conformity to original documents of all copy or draft documents examined by us, the genuineness of all signatures and that the copy of the memorandum and articles of association of the Company examined by us is complete and accurate and conforms to the original;

(ii)                              the accuracy and completeness of the statements made in the Deputy Secretary’s Certificate;

(iii)                           that (i) the information disclosed by the Company Searches and by our telephone search on 16 October 2008 at 10 a.m. at the Central Registry of Winding-up Petitions in relation to the Company (together the “Searches”) was then complete, up-to-date and accurate and has not since then been altered or added to and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(iv)                          that (i) no proposal for a voluntary arrangement, and no moratorium has been obtained, in relation to the Company under Part I of the Insolvency Act 1986, (ii) the Company has not given any notice in relation to or passed any voluntary winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Company, and no step has been taken to dissolve the Company, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales;

(v)                             that, insofar as any obligation under a Share Plan is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(vi)                          that the Rules which we have examined are in force, were validly adopted by the Company and have been and will be operated in accordance with their terms;

(vii)                       that any shares issued under a Share Plan (the “Shares”) will be issued by the Company in good faith and in furtherance of its objects under its memorandum and articles of association and will be in the best interests and to the advantage of the Company;

(viii)                    that, in respect of each issue of Shares, the Company will have sufficient authorised but unissued share capital and the directors of the Company will have been granted the necessary authority to allot and issue the relevant Shares;

(ix)                            that a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company has been or will be duly convened and held, prior to the allotment and issue of the Shares, at which it was or will be resolved to allot and issue the Shares;

(x)                               that the Shares will, before allotment or issue, have been fully paid up in accordance with the Companies Acts 1985 and 2006 (as applicable);

(xi)                            that the Shares are issued in accordance with the Rules;

(xii)                         that the name of the relevant allottee and Shares allotted are duly entered in the register of members of the Company;

(xiii)                    that the Company has not made and will not make a payment out of capital in respect of the purchase of its own shares which would cause a liability to be incurred by its shareholders under the UK Insolvency Act 1986 (as amended);

(xiv)                     that none of the holders of the Company’s shares has or will receive any dividends or distribution which constitute an unlawful distribution pursuant to common law or the Companies Acts 1985 and 2006 (as applicable);

(xv)                        that there is no actual or implied additional contractual relationship between the Company and the holders of the Shares, except for any contract of employment, the Company’s articles of association and the Share Plans.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:-

1.                                   The Company is a public limited company duly incorporated under the laws of England and Wales and is a validly existing company.

2.                                   When the Shares are issued and delivered against full payment therefor as contemplated in the Registration Statement and in conformity with the Company’s memorandum and articles of association and so as not to violate any applicable law, such Shares will have been validly issued and fully paid up and no further contributions in respect of such Shares will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.

Our Reservations are as follows:

I.                                     Insofar as any obligation under a Share Plan is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

II.                                 We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of a Share Plan.

III.                             The obligations of the Company under or in respect of the Share Plans will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

IV.                             The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

This opinion is addressed solely to you in connection with the filing of the Registration Statement and may not be relied upon by any other person or for any other purposes than those set out in this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act 1933, as amended or the rules and regulations of the SEC thereunder.

Yours Faithfully,

Slaughter and May